CARMAX REPORTS FIRST QUARTER RESULTS

Richmond, Va., June 19, 2009 – CarMax, Inc. (NYSE:KMX) today reported results for the first quarter ended May 31, 2009.

▪	Net sales and operating revenues decreased 17% to $1.83 billion from $2.21 billion in the first quarter of last year.

▪	Comparable store used unit sales declined 17% for the quarter.

▪	Total used unit sales decreased 13% in the first quarter.

▪	Net earnings decreased 3% to $28.7 million, or $0.13 per diluted share, compared with $29.6 million, or $0.13 per diluted share, earned in the first quarter of fiscal 2009.

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In the first quarter of fiscal 2010, net earnings were reduced by $0.11 per share for increased funding costs and other adjustments related to CarMax Auto Finance (CAF) loans originated in prior fiscal years.  In addition, net earnings were increased by $0.02 per share in connection with a favorable litigation settlement.

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In the first quarter of fiscal 2009, net earnings were reduced by $0.06 per share for increased funding costs related to CAF loans originated in prior fiscal years and by $0.02 per share for accruals for unrelated litigation.

First Quarter Business Performance Review

Sales.  “While our customer traffic trend continued to be weak, we did see improvement in the first quarter compared with the fourth quarter of fiscal 2009,” said Tom Folliard, president and chief executive officer.  On a year-over-year basis, sales execution improved notably, which partially offset the decline in traffic.  “In this difficult environment, superior in-store execution becomes even more critical,” said Folliard.  “We are pleased to see our store teams executing at a high level, despite the tough environment.”  The improvement in execution occurred even as we decided to continue our strategy, begun in the fall of 2008, to slow the rate of CAF loan originations.  We believe the reduction in the percentage of sales financed by CAF contributed modestly to the decline in comparable store sales.

Our wholesale unit sales declined 25% compared with the first quarter of fiscal 2009.  The decline primarily reflected continued depressed levels of appraisal traffic, partly offset by a slight improvement in our buy rate compared with the prior year’s quarter.  We believe the recent upward trend in industry wholesale prices and the resulting increase in our appraisal offers had a favorable effect on the buy rate.

CarMax, Inc.

Other sales and revenues declined 4% versus those reported in the first quarter of last year.  Extended service plan revenues decreased 5%.  Service department sales increased 9%, reflecting higher service-related customer traffic.  Third-party finance fees declined 42%, primarily reflecting a mix shift among providers, as well as the lower retail unit sales.

Gross Profit. Total gross profit declined 2% to $276.2 million from $282.7 million in the first quarter of fiscal 2009, despite the 17% decline in total revenues.  The effect of the decline in unit sales was largely offset by an improvement in our total gross profit dollars per retail unit, which increased $347 per unit to $2,911 in the current quarter from $2,564 in the corresponding prior year period.

Used vehicle gross profit per unit increased to $2,001 per unit from $1,742 per unit in the prior year quarter.  In part, this improvement reflected the below-average profitability reported in the first quarter of fiscal 2009, when the initial slowdown in customer traffic and the rapid decline in underlying wholesale values of SUVs and trucks put pressure on our used vehicle margins.  The improvement also reflected benefits realized from our initiatives to reduce vehicle reconditioning costs.

Wholesale vehicle gross profit per unit increased to $904 per unit from $784 per unit in the first quarter of fiscal 2009.  The strong industry wholesale price appreciation in the last several months contributed to the increased per-unit contribution, as did the strong dealer-to-car ratio experienced at our auctions.

CarMax Auto Finance.  CAF reported a loss of $21.6 million compared with income of $9.8 million in the first quarter of the prior year.  In both periods, CAF results were reduced by adjustments related to loans originated in previous fiscal periods.  In the first quarter of fiscal 2010, these adjustments totaled $40.4 million, and they included:

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A $57.6 million reduction related to increased funding costs for the $1.22 billion of auto loan receivables that were funded in the warehouse facility at the end of fiscal 2009.  This amount included the increase in funding costs for the $1 billion of auto loan receivables that were refinanced in a term securitization in April 2009.  It also included our estimate of the increase in warehouse funding costs and credit enhancements that will occur when the current warehouse agreement expires in July, applied to the remaining $215 million of warehouse receivables that were outstanding as of February 28, 2009.  At the end of fiscal 2009, we estimated that the impact of higher funding costs versus those implicit in our warehouse facility would adversely affect CAF income by between $60 million and $85 million when the $1.22 billion of loans in the warehouse facility were refinanced in fiscal 2010.  As a result of recent contractions in credit spreads, we now estimate the impact to be slightly below the low end of this range.

▪	$17.2 million of favorable adjustments, including favorable mark-to-market adjustments on retained subordinated bonds and decreases in prepayment speed assumptions.

The unfavorable adjustments in the first quarter of fiscal 2009 totaled $20.0 million and they related to increased funding costs on the $845 million of loans that were securitized in the warehouse facility at the end of fiscal 2008.

Excluding these adjustments from both periods, CAF income declined to $18.8 million from $29.8 million in the first quarter of fiscal 2009.  CAF’s gain on loans originated and sold was $3.1 million in the current quarter versus $17.1 million in the prior year quarter, reflecting higher estimated warehouse facility credit enhancements and funding costs, a decline in loan origination volume, and the use of a higher discount rate assumption.  The volume of CAF loans originated and sold fell 27% from the prior year’s quarter, reflecting both the decline in used unit sales and our decision to decrease the percentage of sales financed by CAF.

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CarMax, Inc.

Based on conditions in the credit markets, we anticipate that the warehouse facility funding costs and credit enhancement levels will increase upon its renewal or replacement in July, after which they will more closely align with the current funding costs and enhancement levels in the public securitization market.  We reflected these estimated higher warehouse costs and enhancements in the gain recognized on all loans originated and sold in the first quarter of fiscal 2010.

SG&A.  Selling, general and administrative expenses were reduced to $206.2 million, or 11.2% of total revenues, from $243.0 million, or 11.0% of total revenues in the prior year quarter.  The SG&A reductions included decreases in variable selling expenses, including payroll, and decreases in growth-related costs, including pre-opening and relocation costs resulting from our decision to temporarily suspend store growth.  We also decided to sharply curtail our advertising spend in this environment.  In addition, the current quarter SG&A expenses included the benefit of a favorable litigation settlement, which increased net earnings by $0.02 per share, while the prior year’s first quarter SG&A expenses included accrued litigation costs, which reduced net earnings by $0.02 per share.

Net Earnings.  “We are pleased to report earnings similar to the prior year level, despite being in the midst of the most challenging economic and credit environments in our history,” said Folliard.  “In many regards, our performance was the result of our focus on increasing operational effectiveness and reducing waste.  We are especially pleased with our ability to improve inventory turns and to maintain or improve our gross profit per unit during the last several quarters, which is a testament to the strength of our car-buying and inventory management processes, as well as some early returns from our reconditioning waste reduction initiatives.”

Credit Facilities.  As of May 31, 2009, we had net debt of $284.0 million, consisting of $389.1 million outstanding under the revolving credit facility and $28.5 million of capitalized leases, net of $133.6 million in cash and cash equivalents.  At that date, based on then-current inventory levels, we had additional borrowing capacity of $187.7 million under the revolving credit facility, which expires in December 2011.

As of May 31, 2009, $636.0 million of auto loan receivables were outstanding in the warehouse facility and unused warehouse capacity totaled $764.0 million.  The warehouse facility has an annual term, and it expires in July 2009.  We are currently working on the renewal or replacement of this facility, which is used as the initial funding source for CAF auto loans.

Supplemental Financial Information

Sales Components

(In millions)	Three Months Ended May 31 (1)
	2009	2008	Change
Used vehicle sales	$1,549.3	$1,816.8	(14.7)%
New vehicle sales	48.6	82.1	(40.8)%
Wholesale vehicle sales	171.5	242.3	(29.2)%
Other sales and revenues:
Extended service plan revenues	34.6	36.5	(5.4)%
Service department sales	26.6	24.5	8.7%
Third-party finance fees, net	3.8	6.5	(41.5)%
Total other sales and revenues	65.0	67.5	(3.8)%
Net sales and operating revenues	$1,834.3	$2,208.8	(17.0)%

(1) Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

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CarMax, Inc.

Retail Vehicle Sales Changes
	Three Months Ended May 31
	2009	2008
Comparable store vehicle sales:
Used vehicle units	(17)%	1%
New vehicle units	(42)%	(18)%
Total	(18)%	0%

Used vehicle dollars	(19)%	(3)%
New vehicle dollars	(41)%	(20)%
Total	(20)%	(4)%

Total vehicle sales:
Used vehicle units	(13)%	10%
New vehicle units	(42)%	(26)%
Total	(14)%	9%

Used vehicle dollars	(15)%	6%
New vehicle dollars	(41)%	(27)%
Total	(16)%	4%

Retail Vehicle Sales Mix
	Three Months Ended May 31
	2009	2008
Vehicle units:
Used vehicles	98%	97%
New vehicles	2	3
Total	100%	100%

Vehicle dollars:
Used vehicles	97%	96%
New vehicles	3	4
Total	100%	100%

Unit Sales
	Three Months Ended May 31
	2009	2008
Used vehicles	92,863	106,747
New vehicles	2,031	3,515
Wholesale vehicles	42,226	56,329

Average Selling Prices
	Three Months Ended May 31
	2009	2008
Used vehicles	$16,489	$16,852
New vehicles	$23,773	$23,211
Wholesale vehicles	$3,936	$4,184

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CarMax, Inc.

Selected Operating Ratios

(In millions)	Three Months Ended May 31
	2009	% (1)	2008	% (1)

Net sales and operating revenues	$1,834.3	100.0%	$2,208.8	100.0%
Gross profit	$276.2	15.1%	$282.7	12.8%
CarMax Auto Finance (loss) income	$(21.6)	(1.2)%	$9.8	0.4%
Selling, general and administrative expenses	$206.2	11.2%	$243.0	11.0%
Operating profit (EBIT) (2)	$48.4	2.6%	$49.5	2.2%
Net earnings	$28.7	1.6%	$29.6	1.3%

(1) Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2) Equals earnings before interest and income taxes.

Gross Profit

(In millions)	Three Months Ended May 31 (1)
	2009	2008	Change
Used vehicle gross profit	$185.8	$186.0	(0.1)%
New vehicle gross profit	1.1	3.0	(64.2)%
Wholesale vehicle gross profit	38.2	44.2	(13.6)%
Other gross profit	51.2	49.5	3.3%
Total gross profit	$276.2	$282.7	(2.3)%

Gross Profit per Unit
	Three Months Ended May 31
	2009		2008
	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$2,001	12.0%	$1,742	10.2%
New vehicle gross profit	$532	2.2%	$860	3.7%
Wholesale vehicle gross profit	$904	22.3%	$784	18.2%
Other gross profit	$539	78.8%	$449	73.4%
Total gross profit	$2,911	15.1%	$2,564	12.8%

(1) Calculated as category gross profit divided by its respective units sold, except the other and the total categories, which are divided by total retail units sold.
(2) Calculated as a percentage of its respective sales or revenue.

CAF Income

(In millions)	Three Months Ended May 31
	2009	2008
Gain on sales of loans originated and sold	$3.1	$17.1
Other losses	(40.4)	(20.0)
Total loss	(37.3)	(2.9)
Servicing fee income	10.4	10.2
Interest income	16.4	11.1
Direct CAF expenses	11.1	8.6
CarMax Auto Finance (loss) income	$(21.6)	$9.8

Loans originated and sold	$460.5	$626.5
Gain on sales of loans originated and sold as a percentage of loans originated and sold	0.7%	2.7%

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CarMax, Inc.

Earnings Highlights

(In millions except per share data)	Three Months Ended May 31
	2009	2008	Change
Net earnings	$28.7	$29.6	(2.7)%
Diluted weighted average shares outstanding	218.8	220.5	(0.7)%
Net earnings per share	$0.13	$0.13	0.0%

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 19, 2009.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 64977705.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on June 19, 2009, through September 21, 2009.  A telephone replay also will be available through June 26, 2009, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291).  The conference I.D. for both domestic and international callers is 64977705.

Second Quarter Fiscal 2010 Earnings Release Date

We currently plan to release second quarter sales and earnings results on Tuesday, September 22, 2009, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. ET on that date.  Information on this conference call will be available on our investor information home page at investor.carmax.com in early September.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2009 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., we currently operate 100 used car superstores in 46 markets.  The CarMax consumer offer is structured around four core equities: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the fiscal year ended February 28, 2009, we retailed 345,465 used vehicles and sold 194,081 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
•	Changes in general or regional U.S. economic conditions.
•	Changes in the availability or cost of capital and working capital financing.
•	Changes in consumer credit availability related to our third-party financing providers.
•	Changes in the competitive landscape within our industry.
•	Significant changes in retail prices for used and new vehicles.
•	A reduction in the availability of or access to sources of inventory.

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CarMax, Inc.

•	Factors related to the regulatory and legislative environment in which we operate.
•	The loss of key employees from our store, regional or corporate management teams.
•	The failure of key information systems.
•	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.
•	The effect of various litigation matters.
•	Adverse conditions affecting one or more domestic-based automotive manufacturers.
•	The occurrence of severe weather events.
•	Factors related to the seasonal fluctuations in our business.
•	Factors related to the geographic concentration of our superstores.
•	Our inability to acquire or lease suitable real estate at favorable terms.
•	The occurrence of certain other material events.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2009, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4287.  We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Laura Donahue, Vice President, Public Affairs, (804) 747-0422, ext. 4434
Trina Lee, Director, Public Relations (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended May 31
	2009	%	(1)	2008	%	(1)

Sales and operating revenues:
Used vehicle sales	$1,549,275	84.5		$1,816,848	82.3
New vehicle sales	48,553	2.6		82,070	3.7
Wholesale vehicle sales	171,496	9.3		242,327	11.0
Other sales and revenues	64,976	3.5		67,518	3.1
Net sales and operating revenues	1,834,300	100.0		2,208,763	100.0
Cost of sales	1,558,063	84.9		1,926,049	87.2
Gross profit	276,237	15.1		282,714	12.8
CarMax Auto Finance (loss) income	(21,636)	(1.2)		9,819	0.4
Selling, general and administrative expenses	206,225	11.2		242,984	11.0
Interest expense	1,066	0.1		2,058	0.1
Interest income	183	--		264	--
Earnings before income taxes	47,493	2.6		47,755	2.2
Income tax provision	18,745	1.0		18,197	0.8
Net earnings	$28,748	1.6		$29,558	1.3

Weighted average common shares: (2)
Basic	218,004			217,094
Diluted	218,840			220,484

Net earnings per share: (2)
Basic	$0.13			$0.13
Diluted	$0.13			$0.13

(1) Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

(2) Reflects the implementation of FASB Staff Position Emerging Issues Task Force 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” and the resulting restatement of the share count and earnings per share for the three months ended May 31, 2008.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
 (In thousands)

	May 31 2009	May 31 2008	February 28 2009
ASSETS
Current assets:
Cash and cash equivalents	$133,580	$11,891	$140,597
Accounts receivable, net	74,692	75,393	75,876
Auto loan receivables held for sale	22,539	10,009	9,748
Retained interest in securitized receivables	433,300	268,613	348,262
Inventory	781,085	933,957	703,157
Prepaid expenses and other current assets	8,308	23,324	10,112

Total current assets	1,453,504	1,323,187	1,287,752

Property and equipment, net	922,950	926,348	938,259
Deferred income taxes	124,819	79,352	103,163
Other assets	49,403	47,186	50,013

TOTAL ASSETS	$2,550,676	$2,376,073	$2,379,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$252,702	$274,560	$237,312
Accrued expenses and other current liabilities	81,841	70,393	55,793
Accrued income taxes	55,159	28,943	26,551
Deferred income taxes	10,830	15,804	12,129
Short-term debt	1,195	8,403	878
Current portion of long-term debt	238,488	79,988	158,107

Total current liabilities	640,215	478,091	490,770

Long-term debt, excluding current portion	177,889	227,017	178,062
Deferred revenue and other liabilities	106,106	134,124	117,288

TOTAL LIABILITIES	924,210	839,232	786,120

TOTAL SHAREHOLDERS’ EQUITY	1,626,466	1,536,841	1,593,067

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,550,676	$2,376,073	$2,379,187

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
 (In thousands)

	Three Months Ended May 31
	2009	2008

Operating Activities:
Net earnings	$28,748	$29,558
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	15,032	13,248
Share-based compensation expense	12,493	9,921
Loss on disposition of assets	241	519
Deferred income tax benefit	(22,949)	(14,290)
Net decrease (increase) in:
Accounts receivable, net	1,184	(2,165)
Auto loan receivables held for sale, net	(12,791)	(5,025)
Retained interest in securitized receivables	(85,038)	2,148
Inventory	(77,928)	41,820
Prepaid expenses and other current assets	1,804	(4,122)
Other assets	(471)	350
Net increase (decrease) in:
Accounts payable, accrued expenses and other current
liabilities and accrued income taxes	71,426	328
Deferred revenue and other liabilities	(11,168)	7,066
Net cash (used in) provided by operating activities	(79,417)	79,356

Investing Activities:
Capital expenditures	(5,662)	(75,732)
Proceeds from sales of assets	50	225
Sales (purchases) of money market securities	185	(863)
Net cash used in investing activities	(5,427)	(76,370)

Financing Activities:
Increase (decrease) in short-term debt, net	317	(12,614)
Issuances of long-term debt	256,000	193,200
Payments on long-term debt	(175,792)	(193,009)
Equity issuances, net	(2,737)	8,229
Excess tax benefits from share-based payment arrangements	39	134
Net cash provided by (used in) financing activities	77,827	(4,060)

Decrease in cash and cash equivalents	(7,017)	(1,074)
Cash and cash equivalents at beginning of year	140,597	12,965
Cash and cash equivalents at end of period	$133,580	$11,891

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